Exhibit 99.2

VIA EMAIL June 7, 2023 Mike F. Huang Paul Hastings, LLP mikehuang@paulhastings.com

Dear Mike:

I write in response to your June 5 letter. Foxconn’s assertion that its purchase rights in the Subsequent Common Closing should not be adjusted to reflect the Company’s reverse stock split is just the latest in a series of actions taken by your client to evade its obligations under the Investment Agreement. As we have repeatedly stated, Foxconn’s continued bad faith conduct has caused the Company to suffer substantial and irreparable harm.

Until now, Foxconn’s excuse for failing to honor its obligation to consummate the Subsequent Common Closing was its argument that the April 19 letter from NASDAQ rendered the Company incapable of bringing down its representation in section 3.13 of the Investment Agreement. This was always a meritless position. But even under Foxconn’s flawed interpretation of the Investment Agreement, that closing condition would now be satisfied as today is the tenth consecutive trading day where the Company’s stock traded above $1.00/share.

It cannot be a coincidence that only now, after Foxconn’s pretext for failing to close has been removed, that you raise this new, and equally baseless, argument that Foxconn can now acquire 62.8% of the outstanding common stock, effective control of the Company, for the same price it agreed to pay for 10%. While the Investment Agreement does specify a specific number of shares to be purchased, that clearly was based on the number of shares outstanding prior to the reverse stock split. This is clear not only from terms of business deal itself (including Foxconn’s representations to CFIUS), but also from the provisions of the Investment Agreement that state Foxconn would not own more than 19.99% of the Company following the Subsequent Common Closing. The 19.99% threshold was a key component of the parties’ agreement given NASDAQ rules regarding the issuance of securities in a private placement that constitute 20% or more of a list company’s common stock. Your proposed interpretation would leave Foxconn with more than three times that amount of the Company. The Company also provided Foxconn with an opportunity to review its Form 8-K and Form S-3 disclosures concerning the impact of the reverse stock split on the share numbers in the Investment Agreement in advance, and Foxconn raised no objection until June 5—over three weeks after the disclosures were publicly filed.

June 7, 2023

Whether Foxconn’s most recent maneuver is another effort to sabotage the Subsequent Common Closing or an attempt to capture a windfall and seize control of the Company, it will not succeed. While the Company remains ready, willing and able to consummate the Subsequent Common Closing, Foxconn appears unwilling to do the same. On May 21, Foxconn asked to discuss this dispute and sought information from the Company, but did not respond to the Company after it provided the requested information. If Foxconn does not immediately confirm its intent to consummate the Subsequent Common Closing on the terms agreed, the Company will be forced to publicly disclose Foxconn’s position and will immediately act to enforce its rights.

Sincerely,

/s/ Thomas E Lauria

Thomas E Lauria

Partner

T +1 305 995 5282

E tlauria@whitecase.com

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